Exhibit 10.1

C.H. ROBINSON WORLDWIDE, INC.

2023 INTERIM CEO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

2022 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

C.H. Robinson Worldwide, Inc. (the “Company”) hereby awards to the Participant whose name is set forth below a Restricted Stock Unit (“RSU”) Award for the number of RSUs set forth below (the “Award”). It is understood and agreed that the RSUs are granted to the Participant pursuant to the C.H. Robinson Worldwide, Inc. 2022 Equity Incentive Plan (the “Plan”), and the RSUs are subject to and limited by the provisions of the Plan, the terms and conditions herein and the attached 2023 Interim CEO Restricted Stock Unit Award Terms and Conditions (the “Agreement”).

Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Participant Name:

Date of Grant:

Number of RSUs Granted:

Vesting Dates Settlement Dates

Except as otherwise provided in Section 2(b) or (e) of the Agreement, shares of the Company’s common stock shall be delivered to the Participant in settlement of vested RSUs within thirty (30) days after the termination of the Participant’s Service with the Company in all capacities as a Service Provider.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Award Grant Notice, the Agreement, and the Plan. As of the Date of Grant, this Restricted Stock Unit Award Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the terms of the Award. By accepting this Award, the Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

C.H. ROBINSON WORLDWIDE, INC.	PARTICIPANT:

By:

Title:

ATTACHMENTS:	C.H. Robinson 2023 Interim CEO Restricted Stock Unit Award Terms and Conditions, 2022 Equity Incentive Plan, as amended and restated

C.H. ROBINSON 2023 INTERIM CEO RESTRICTED STOCK UNIT AWARD

TERMS AND CONDITIONS

1.

GRANT OF THE AWARD. The Company hereby grants to the Participant whose name is set forth in the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) as of the Date of Grant set forth in the Grant Notice a number of restricted stock units (“RSUs”) as specified in the Grant Notice, and the RSUs will be credited to the Participant’s account maintained by the Company. Each RSU that vests represents the right to receive one share of the Company’s Stock on the Settlement Date of the Award and dividend equivalents accrued thereon. Vesting of RSUs and payment of dividend equivalents will be conditioned upon the satisfaction of the terms and conditions described in the Grant Notice and this Agreement.

2.	VESTING.

a.

Except as otherwise provided for in this Section, the Award will vest as provided in the Grant Notice. Vesting will cease upon termination of Service in any Service Provider capacity prior to the Vesting Dates set forth in the Grant Notice and upon such event, any portion of the Award including any dividend equivalents accrued thereon which has not vested shall be forfeited.

b.

Notwithstanding Section (a) above, in the event the Participant dies or is determined to be subject to a Disability while a Service Provider, vesting of outstanding RSUs and dividend equivalents accrued thereon shall be accelerated such that all of the RSUs and dividend equivalents accrued thereon shall be deemed vested as of the date of death or Disability and shares shall be delivered in settlement of all of the RSUs and cash shall be paid for the dividend equivalents as soon as administratively practical, but in all events by the date that is 60 days after the date of the death or Disability.

c.

Notwithstanding Section (a) above, in the event the that the Participant stands for re-election as a member of the board of directors of the Company at the 2023 meeting of the Company’s shareholders, and the Participant’s Service as a member of the board of directors of the Company terminates at such meeting due to the Participant’s failure to be re-elected, then vesting of outstanding RSUs and dividend equivalents accrued thereon shall be accelerated such that all of the RSUs and dividend equivalents accrued thereon shall be deemed vested as of the date of the shareholders’ meeting.

d.

Notwithstanding the foregoing, in the event the Participant embezzles or misappropriates Company funds or property, or has been determined by the Company to have failed to comply with the terms and conditions of any of the following agreements which the Participant may have executed in favor of the Company: (i) Confidentiality and Protection of Business Agreement, (ii) Management-Employee Agreement, (iii) Sales-Employee Agreement, (iv) Data Security Agreement, (v) Non-Solicitation / Non-Compete and Confidentiality Agreement and Assignment of Inventions, or (vi) any other agreement containing post-employment restrictions, then such Participant’s Award will be automatically forfeited, whether vested or unvested, and the Participant will retain no rights with respect to such RSUs and dividend equivalents accrued thereon.

e.	In the event of a Change in Control (as defined in the Plan after giving effect to the final sentence of Section 2(f) of the Plan), the vesting of outstanding RSUs shall be accelerated as follows:

i.

In the event that the Award is not assumed in accordance with Section 12(b)(i) of the Plan all of the RSUs and dividend equivalents accrued thereon shall be deemed vested as of the date of the Change in Control and shares in settlement of all of the RSUs subject to this Agreement shall be delivered and cash shall be paid for the dividend equivalents accrued thereon as soon as administratively practical, but in all events by the date that is 60 days after the date of the Change in Control.

ii.

In the event that the Award is assumed in accordance with Section 12(b)(i) of the Plan and within 12 months following the date of the Change in Control the Participant’s Service in any Service Provider capacity is terminated without Cause by the Company or an Affiliate (a “CIC Termination”) all of the RSUs and dividend equivalents accrued thereon shall be deemed vested as of the date of the CIC Termination and shares shall be delivered in settlement of all of the RSUs subject to this Agreement and cash shall be paid for the dividend equivalents accrued thereon as soon as administratively practical, but in all events by the date that is 60 days after the date of the CIC Termination.

3.	NON-TRANSFERABILITY. RSUs may not be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of at any time prior to delivery of the settlement shares as described herein.

4.

DIVIDEND EQUIVALENTS. The Participant will be credited with dividend equivalents on the RSUs when and if dividends are declared by the Company’s Board on the Company’s Stock, in an amount of cash per RSU equal to the per share dividend amount payable to common stockholders of the Company, provided that any dividend equivalents shall only vest and be payable if and to the extent that the underlying RSUs vest. Dividend equivalents accrued on RSUs before the Vesting Date of such corresponding RSUs shall be paid on the next occurring payroll date after the applicable Vesting Date. Dividend equivalents accrued on vested RSUs after the applicable Vesting Date but before the Settlement Date shall be paid on the next occurring payroll date after the corresponding dividend payment date for the Company’s Stock. Dividend equivalents attributable to the RSUs shall be subject to the same restrictions on transferability as the shares of Company Stock with respect to which they are to be paid, and if any such RSUs are forfeited, the right to receive payments for such dividend equivalents related to such forfeited RSUs shall also be forfeited. Payments of dividend equivalents accrued before delivery of shares in settlement of RSUs will be paid through the Company’s payroll process and treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

5.

WITHHOLDING OBLIGATIONS. The Company or any Affiliate will withhold sums required to satisfy any applicable federal, state, local and foreign tax laws or regulations, at the time that shares are delivered to a Participant in settlement of the Award (the “Withholding Taxes”). Specifically, the Company or an Affiliate shall satisfy all or any portion of the Withholding Taxes relating to the Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Participant by the Company or an Affiliate; or (ii) withholding shares of Stock from the shares of Stock issued or otherwise issuable to the Participant in connection with the vesting of the Award a number of shares of Stock with a Fair Market Value (measured as of the date shares of Stock are issued to the Participant) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

6.

AWARD NOT A SERVICE CONTRACT. The Participant acknowledges that: (i) the Company is not by the Plan, this Award or this Agreement obligated to continue the Participant as an Employee, director or consultant of the Company or an Affiliate; (ii) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (iii) the grant of this Award is a one-time benefit which does not create any contractual or other right to receive any other award under the Plan, or benefits in lieu of awards or any other benefits in the future; (iv) the Participant’s participation in the Plan is voluntary and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and purchase price, if any; (v) the value of this Award is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; and (vi) the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

7.

ADJUSTMENTS. If there shall be any change in the Company’s common stock through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, appropriate adjustments shall be made in the number of RSUs that are vested or unvested under an Award as contemplated by Section 12(a) of the Plan.

8.	GOVERNING PLAN DOCUMENT. This shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

9.

SEVERABILITY. If all or any part of the Grant Notice, the Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the Grant Notice the Agreement or the Plan not declared to be unlawful or invalid. Any Section of the Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

10.

AMENDMENT. The Committee may unilaterally amend the Agreement; provided, however, no such amendment may materially impair the rights of the Participant under this Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2) of the Plan.

11.

COMPLIANCE WITH SECTION 409A OF THE CODE. It is intended that any amounts payable or benefits provided under this Agreement shall comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A and any ambiguities herein shall be interpreted to so comply. Neither the Company nor any of its Affiliates, however, makes any representation regarding the tax consequences of this Award. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of Participant’s termination date (or other separation from service or termination of employment):

a.

and if Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following Participant’s separation from service; and

b.

the determination as to whether Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

12.

CLAWBACK POLICY. Notwithstanding any other provision of this Agreement to the contrary, the Award (and any compensation paid, or shares issued under the Award) is subject to recoupment in accordance with the terms of the Company’s Incentive Compensation Recovery Policy, as it may be amended from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant.